QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
 www.troygroup.com

Contact:	James Klingler, Vice President & CFO

TROY GROUP, INC. CHANGES AUDITORS

Santa Ana, CA.—January 21, 2003—TROY Group, Inc. (OTC: TROY) today announced that, upon the recommendation of the Audit Committee, the Board of Directors has approved a change in auditors. The Company has dismissed KPMG LLP as its independent public accountants and is in the process of selecting another recognized public accounting firm to replace them. As soon as this process is completed and a formal engagement letter is signed, the company will announce its selection. KPMG was engaged by the Company on July 5, 2002 and has never issued an opinion on the consolidated financial statements of TROY and its subsidiaries.

On October 15, 2002, the Company issued a press release announcing that the filing of its Form 10-Q for the fiscal quarter ended August 31, 2002 would be delayed. The Company had conducted physical inventory counts and discovered certain inventory adjustments that totaled approximately $1,500,000. The Company delayed the filing of its Form 10-Q for the fiscal quarter ended August 31, 2002 in order to give it sufficient time to review the causes of such inventory adjustments and to determine if any of the financial statements for prior periods would need to be restated.

The Company reviewed the cause of the inventory adjustments, which included a rollback of the physical inventory count, and determined that the cause of the inventory adjustments related to problems in materials record keeping at the two facilities (the Irvine, California facility and the Boise, Idaho facility) that have now been closed and consolidated into the Wheeling, West Virginia facility. Both of these facilities had been acquired recently in acquisitions, and the employees at these facilities were not familiar with the Company's materials management system, which is an older system for which there is no longer vendor support. As a result, the employees at these acquired facilities did not make correct entries for certain materials transactions.

At the time of their dismissal, KPMG had not completed their review of the procedures and methodology used by the Company in its review of the inventory adjustments in order to determine the final amount of the adjustments and which prior periods would need to be restated. Because these adjustments may pertain to periods in which McGladrey & Pullen LLP ("McGladrey") served as the Company's independent auditors, the Company's procedures and methodology are also in the process of being reviewed by McGladrey. KPMG had previously advised the Company that the adjustments could have a material impact on the financial statements for the first and second quarters of fiscal 2002 and fiscal 2001. However, the Company has not yet made a determination regarding the final amount of the adjustments and which prior periods will need to be restated.

KPMG had also expressed a concern regarding material weaknesses in the Company's inventory accounting controls. Since that time, the Company has implemented a number of corrective measures that it believes addresses these concerns. The Company's Irvine and Boise facilities have been closed and consolidated into its Wheeling facility, and the employees at the Wheeling facility are long-term employees who are very familiar and skilled in using the Company's materials management system.

None of the entry problems giving rise to the inventory adjustments occurred at the Company's Wheeling facility. In addition, the Company has also implemented additional training procedures to ensure that this continues to be the case and has hired personnel with more experience in managing the accounting function in a manufacturing environment. The Company intends to install a new ERP system, which it currently believes will be completed during the third fiscal quarter of 2003. The Company also intends to conduct quarterly physical inventory counts of the wireless products until it is satisfied that its systems are operating properly.

About TROY Group

TROY Group is a worldwide provider of enterprise output solutions. The company is organized under two primary business segments, Security Printing Solutions and Wireless and Connectivity Solutions. The Security Printing Solutions includes payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

The Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. The company distributes products to major corporations, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

Forward-looking statements of the Company (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements made in this release, including the completion by McGladrey of their review of the procedures and methodology used by the Company in its review of the inventory adjustments; the determination by the Company of the final amount of such adjustments and which prior periods will need to be restated; the ability of the Company to install a new ERP system on a timely basis; the effectiveness of the corrective measures being implemented by the Company to address weaknesses in its inventory accounting controls;and the other factors set forth in the Company's periodic reports and other documents filed with the Securities and Exchange Commission from time to time.

QuickLinks

  EXHIBIT 99.1